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                                                                      EXHIBIT 99

                                                 FOR:   Norton McNaughton, Inc.

                                         APPROVED BY:   Peter Boneparth
                                                        Chief Operating Officer
                                                        Amanda Bokman
                                                        Chief Financial Officer
                                                        (212) 947-2960
FOR IMMEDIATE RELEASE
                                             CONTACT:   Investor Relations:
                                                        Howard Zar/Shannon Moody
                                                        Press: Michael McMullan
                                                        Morgen-Walke Associates
                                                        (212) 850-5600

        NORTON MCNAUGHTON, INC. COMPLETES ACQUISITION OF MISS ERIKA, INC.

         New York, New York, October 1, 1997 - Norton McNaughton, Inc. (Nasdaq:NRTY) today announced that it has completed the acquisition of Miss Erika, Inc., acquiring substantially all the assets and assuming substantially all the liabilities of the privately-held manufacturer of women's moderate apparel. Miss Erika recorded sales of approximately $90 million for fiscal year ended January 31, 1997.

         The terms of the transaction provided for the payment of approximately $24 million in cash, with additional consideration payable at the Company's option in cash or Company common stock based on the profitability of Miss Erika in fiscal years 1998 and 1999.

         In connection with the acquisition, the Company has entered into a $140 million secured term loan and revolving credit facility with NationsBank Commercial Corporation and The CIT Group/Commercial Services, Inc. The proceeds will be used to finance the acquisition and for ongoing working capital requirements of the combined entity. Pursuant to the new financing arrangement, the Company will continue to factor its accounts receivable, as well as the accounts receivable of Miss Erika.

         Peter Boneparth, President and Chief Operating Officer of Norton McNaughton, commented, "This transaction highlights our strategy of acquiring companies that are accretive to earnings, have strong management teams in place, and broaden our existing channels of distribution. We look forward to realizing Miss Erika's potential as we continue to service the moderate customer."


                                    - more -
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NORTON MCNAUGHTON, INC. COMPLETES ACQUISITION OF MISS ERIKA, INC.

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         Miss Erika will operate as a separate subsidiary under the direction of
Stuart Bregman, Chairman and Chief Executive Officer of Miss Erika, as well as Howard Zwilling, President and Chief Operating Officer of Miss Erika. Mr.
Bregman will also serve as a member of Norton McNaughton's Board of Directors.

         The Company noted that, following the closing of the transaction, it will take several planned steps to focus its efforts on improving profitability. First, the Company will focus its efforts on its largest brand groups, including the Norton McNaughton(R) line of career-oriented related separates, the Norton Studio(R) collection of knit-based apparel and the product offerings under the Erika(R) label. The Company will discontinue production of its Modiano(R) and Lauren Alexandra(R) lines, close its catalog division and liquidate inventory from the previously announced closure of its Norty's retail stores. The Company estimates that the impact on revenues resulting from the discontinuation of these operations will be approximately $12 million on an annual basis. Additionally, the Company anticipates terminating its exclusive domestic piece goods cutting contract, reflecting an ongoing planned shift of the majority of the Company's production business to off-shore facilities. As a result of these initiatives, the Company expects to incur a one-time charge of approximately $5 million, or $0.40 per share on an after tax basis, during its fourth fiscal quarter ending November 1, 1997.

         Mr. Boneparth concluded, "After careful evaluation of the profit contribution from our operating units, we chose to focus our efforts on the largest and most profitable divisions and the future drivers of Norton McNaughton's growth. We are optimistic that these recent initiatives will help streamline operations and improve profitability going forward."

         Norton McNaughton, Inc. designs, contracts for the manufacture of and markets a broad line of brand name, moderately priced women's career and casual clothing. The Company's product lines include collections of related separates coordinated by color and style, as well as casual weekend wear and related knitwear separates. Founded in 1981, the Company markets its products under its nationally known labels, including Norton McNaughton(R), Norton Studio(R) and Erika(R), through its subsidiary Miss Erika, Inc.

         This press release contains forward-looking information about the Company's anticipated operating results, including following the acquisition of Miss Erika. The Company's ability, including following the acquisition of Miss Erika, to achieve its
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projected results is dependent on many factors which are outside of management's control. Some of the most significant factors, including following the acquisition of Miss Erika, would be a further deterioration in retailing conditions for women's apparel, a further increase in price pressures and other competitive factors, any of which could result in an unanticipated decrease in gross profit margins, unanticipated problems arising with Miss Erika's business or the integration of Miss Erika's business with that of the Company, the unanticipated loss of a major customer, the unanticipated loss of a major contractor or supplier, and weather conditions which could impact retail traffic and the Company's ability, including following the acquisition of Miss Erika, to ship on a timely basis. Accordingly, there can be no assurance that the Company, including following the acquisition of Miss Erika, will achieve its anticipated operating results.

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